Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Angeion Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-102168, 333-102171 and 333-105387) on Form S-8 of Angeion Corporation of our reports dated January 27, 2005, with respect to the consolidated balance sheets of Angeion Corporation and subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of operations, cash flows, and shareholders’ equity for the years then ended, and the related financial statement schedule, which reports are included in the October 31, 2004, Annual Report on Form 10-KSB of Angeion Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
January 28, 2005